UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material under Rule 14a-12
SOVEREIGN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)
SOVEREIGN BANCORP, INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following form of letter from John Hamill, Chairman, Sovereign Bank New England, was mailed on January 4, 2006 to certain executive officers and other persons involved in the financial services industry.
John P. Hamill
Chairman
New England Division
January 3, 2006
Company
Name
Chief Executive Officer
Address 1
Address 2
City, State ZIP
Dear                     :
     Throughout my 40-year career in banking, in New York, Columbus and Boston, I have known your firm as a result of memberships in the American Bankers Association and The Financial Services Roundtable.
     I am sure that you are aware that over the last few months, Relational Investors LLC, an activist hedge fund, and others have been conducting an outrageous attack on Sovereign Bancorp, its Chairman and CEO Jay Sidhu, and its Board of Directors in what we see as an attempt to destabilize Sovereign, misinform its shareholders and ultimately take control of the company and cause a change in the strategic direction and management of the bank.
     In a recent article on December 23, 2005 in The Wall Street Journal, the reporter points out that Relational also owns over 10 million shares of Mellon Financial Corp. which may be heading down its own rabbit hole of shareholder activism.
     Because others in our industry might be facing similar attacks, you might find it interesting to hear our perspective on how an activist hedge fund conducts itself in this type of situation and attacks a target in the banking industry.
     I have been with Sovereign over the past six years serving as Chairman and CEO (and now Chairman) of Sovereign Bank New England. As a background, I would like to share with you some of Sovereign’s significant accomplishments.
a.	Sovereign is the 18th largest bank in the United States, ranked by assets, with over $80 billion in assets after giving effect to the acquisition of Independence Community Bank Corp. — a $20 billion bank with over 150 offices in New York City and the metropolitan region. This acquisition — to be funded primarily by an equity investment at a significant premium over market by Grupo Santander, the 9th largest bank in the world, ranked by market capitalization — is expected to be accretive to our earnings in the first year, enhance our franchise, improve our competitiveness and make Sovereign’s franchise one of the most envied in the Northeast. We built our franchise from a few branches in central Pennsylvania to nearly 700 today, extending from New Hampshire to Maryland and employing over 11,000 team members. In New England, we own much of the franchise that once was part of Shawmut Bank, Bank of New England and

● 75 State Street ● MA1-SST-04-04 ● Boston, MA 02109 ● 617-757-3434 ● jhamill@sovereignbank.com ●

Rhode Island Hospital Trust, and, in Pennsylvania, we own some of the franchise that was once part of CoreStates and Meridian.
b.	Sovereign has significantly outperformed the S&P 500, Dow Jones, S&P 500 Banks and Lehman Brothers Mid-Cap Bank Index over the 3 year, 5 year and 10 year periods ended December 31, 2005. For example, our stock has appreciated over 200% over the past ten years.

c.	Sovereign has grown its GAAP earnings per share at a compounded annual growth rate of 9% from 1995 through 2004 and cash earnings per share at a compounded annual growth rate of 11% during the same period.

d.	Following the investment by Grupo Santander in Sovereign, if we simply grow earnings at average rates between 8% to 10%, this will be a significant value enhancing opportunity for both medium and long-term shareholders.

e.	Sovereign is one of very few companies that has successfully transformed itself from a thrift to a bank in a matter of a few years. In 1995, we had $4.7 billion in loans, practically all single-family mortgages. Today, we have $42.7 billion, of which $16.2 billion are corporate banking loans, helping to create thousands of local jobs. We had virtually no checking deposits in 1995; today, we now have about $14.6 billion, serving over 1.5 million customers.

f.	Sovereign’s corporate governance ratings are among the best of the S&P banks in the United States. We have always been at the forefront of governance at Sovereign. For example, we were among the first banks in the United States to begin expensing stock options.

g.	Sovereign, over the years, has made public its long-term earnings targets, its capital allocation process and M&A criteria. We are continuing to follow this discipline.

h.	Sovereign is committed to increasing longer-term shareholder value while building a better bank for our shareholders, customers, communities and over 11,000 team members rather than selling or breaking up Sovereign now, so that hedge funds can achieve their short-term performance hurdles and make quick profits for their principals.
     Under the leadership of Jay Sidhu, Sovereign has attracted a world class and experienced executive management team with big and small bank experience from Philadelphia to Boston, and we have shown we can compete with the biggest banks in the country, while growing our own market share. The five members of the executive management team together have more than 125 years in the banking industry, being part of organizations such as Fleet, Bank One, Chemical, Shawmut, Summit and Continental. Jay and Sovereign are well regarded due to their track record in the industry and have been featured in US Banker, American Banker, The Wall Street Journal, Barron’s, The Boston Globe, The Philadelphia Inquirer and numerous other publications. Jay was named “CEO of the Year” by Financial World, is a member of The Financial Services Roundtable and CEO Dialogue, and has been a keynote speaker at numerous financial services conferences.
     Sovereign has a highly experienced Board of Directors from diverse backgrounds that has overseen Sovereign’s growth with sound business decisions made over a long period of time. For example, Directors Brian Hard, President of a $4 billion global transportation joint venture between Penske Corporation and General Electric Company, Cameron C. Troilo, Sr., a successful commercial real estate developer, and Daniel K. Rothermel, a retired general counsel of a NYSE-listed company, have been on the board of either Sovereign or Sovereign Bank and have led the spectacular growth of Sovereign for the past 9, 16 and over 20 years, respectively. Andrew “Skip” Hove, former vice chairman and then acting chairman of the Federal

● 75 State Street ● MA1-SST-04-04 ● Boston, MA 02109 ● 617-757-3434 ● jhamill@sovereignbank.com ●

Deposit Insurance Corporation, P. Michael Ehlerman, Chairman and former CEO of Yuasa Battery, Inc., a subsidiary of an international company, and Marian L. Heard, former CEO of United Way Massachusetts Bay and serving on the boards of CVS Corporation, Liberty Mutual Group and Blue Cross and Blue Shield of Massachusetts, serve on our Board of Directors.
     So, how does a hedge fund like Relational get around such an outstanding record (led by exceptional people) — well, it’s pretty obvious — just disregard it. To date, in connection with our transactions with Grupo Santander and Independence, Relational has petitioned the New York Stock Exchange to require us to put the Santander transaction to a vote, appealed the New York Stock Exchange’s final ruling to the Securities and Exchange Commission, filed a lawsuit seeking to compel Santander to make an offer to acquire all Sovereign shares under a provision of a Pennsylvania corporate statute, and, we understand, intends to file a protest with the Federal Reserve Board in connection with Santander’s application. It has also recently asserted in litigation that it has the ability to remove all of Sovereign’s directors without cause and to throw out last year’s shareholder election results so they can take over control of the company.
     As part of its full-scale multi-million dollar media campaign, Relational placed a reprehensible full-page advertisement in The New York Times and The Wall Street Journal and in other regional newspapers with the totally false headline “We are Convinced that Sovereign Bancorp Chairman Jay Sidhu and His Directors are Creating More Value for Themselves than Sovereign Shareholders.” Please note Relational totally disregards the fact that the Directors and Jay are shareholders themselves.
     Relational has alleged that Sovereign has preferential loans and arrangements with certain non-management directors that, they say, have not been properly disclosed. As they know, but many in the public may not, all insider transactions, but especially loans between banks and directors, are subject to intense scrutiny by our regulators, board and outside advisors. Our arrangements with our non-management directors meet SEC disclosure guidelines. But a firm such as Relational, as you may find out, thinks nothing of dragging through the mud the good names of Directors Troilo and Rothermel by conducting a vicious campaign of innuendo and half-truths. For example, in the full page advertisement in the major newspapers, Relational states that there is an undisclosed conflict concerning Sovereign’s Lead Director, Dan Rothermel, because he “owns a landscaping business that has been paid an undisclosed amount for providing services to Sovereign.” The fact is that we have paid an average of $4,467 per year between 2002 and 2004 — about $85 per week — for the lawn care service at 20 properties where we have banks, and the total payment for 2005 is approximately $4,000. This is what Relational finds outrageous. Also, in their attack against Mr. Troilo, Relational states in its proxy statement that the rental payments to Mr. Trolio “increased almost 9 times between 1996 and 2001.” The fact is that Mr. Troilo is in the real estate business, rents properties to many banks and many other non-banking firms, has an extremely successful business and the rents paid by Sovereign are for the locations and space in these locations we wanted. Further, the rents increased because Mr. Troilo had additional space and locations we wanted.
     Our Director “Skip” Hove, Chairman of the Ethics Committee who was also Chairman of the FDIC and served on its board for eleven years, said in a recent article we sent to our shareholders: “Sovereign’s shareholders should know that bank regulators look very seriously at insider loans and relationships with affiliates. Sovereign’s standards are very high and no preferential loans or relationships exist with any independent director.”
     In addition to our directors, Jay Sidhu has come under vicious personal attack by Relational questioning his competence notwithstanding his outstanding record. At a recent conference in New York, Ralph Whitworth even attempted to mock and taunt Jay with a childish play on words using his name, Jay Sidhu, and then tried to pass it off as a joke. You have to expect just about anything when dealing with this type of activist hedge fund manager.

● 75 State Street ● MA1-SST-04-04 ● Boston, MA 02109 ● 617-757-3434 ● jhamill@sovereignbank.com ●

     Relational’s persistent and vicious attacks on our CEO’s credibility and competence are misplaced and in furtherance of Relational’s self-interested goals. Jay and I have known each other for six years. I admire him greatly. He is the quintessential American success story — coming here from a foreign country as a young student with nothing and building a great organization from a tiny base which provides over 11,000 jobs. Mr. Whitworth and David Batchelder, Relational’s other principal, should be applauding Jay and joining us in our efforts to continue to create above average shareholder value.
     In addition to cloaking themselves falsely in the good governance mantle, Relational also professes to care about shareholders rights.
     Relational alleges that the transactions with Independence and Santander are transformational events and therefore should be put to a vote of the Sovereign shareholders. The fact is that Independence asked for a cash transaction. We agreed. Since it is a cash transaction, no shareholder vote is required. Corporations complete multi-billion dollar cash acquisitions all the time, without votes of the acquiring company’s shareholders for the simple reason that no shareholder vote is required. The equity offering to Santander at an approximate 24% premium over market creates the opportunity to make the acquisition of Independence. Under the current terms of the Santander investment, no shareholder vote is required and the New York Stock Exchange has so ruled.
     Relational also alleges that Sovereign is buying Independence and arranged financing with Santander simply to escape Relational’s attacks. This is an utterly baseless allegation. We are doing these transactions to enhance our franchise in the Northeast and build above average shareholder value — not to escape an attack by Relational. Since Sovereign did the Fleet acquisition in 2000, we have been asked dozens of times when we would fill-in the hole in our franchise by doing a deal in New York. Also, as many of you know, the investment by foreign banks in the United States takes an enormous amount of time and energy to accomplish — especially as in this case, Santander is buying 19.8% of Sovereign at about a $500 million premium to market.
     With regard to Santander, it is truly ironic that Relational with 8% is trying to put Sovereign into play when Santander, which will have 19.8%, has agreed to many restrictions on its ability to disrupt Sovereign. Let me just point out one fact — if Sovereign were to sell its franchise — either to Santander or anyone else — Santander’s shares will not be voted by Santander in its discretion but instead will be voted in proportion to the vote of the remaining shareholders of Sovereign. That is good governance.
     Relational’s strategy of “attack, attack, attack” appears to be straight out of the activist hedge fund “playbook,” with the ultimate goal of enhancing short-term gains at the expense of long-term value creation. Another trio of hedge fund activists currently are following the same playbook at Time Warner.
     Given that this style of attack has now reached the banking industry, on behalf of Sovereign, I wanted to give you some flavor of this particular episode and what you might expect:
•	Relational actually attempts to gain notoriety then sell that fame to public pension funds in order to gain more assets under management and charge enormous fees.

•	Relational’s attacks have not come in isolation. Other activistic investors have joined in the attack using remarkably similar rhetoric and tactics. These actions likely influence others to walk a parallel path. Recent articles from The Wall Street Journal, The Deal, and in other publications describe how “wolf packs” operate in this type of environment.

● 75 State Street ● MA1-SST-04-04 ● Boston, MA 02109 ● 617-757-3434 ● jhamill@sovereignbank.com ●

•	In an August 8, 1999 New York Times article we reprinted from Relational’s website, which, among other things, discusses Relational’s historic alliance with CalPERS, CalPERS’ Chief Investment Officer characterized Relational as a stalker of underperforming companies for CalPERS and said, “You only have to bring down a couple of wildebeests to get the herd moving in the right direction.” Despite our superior record of shareholder return over the past three, five and ten year periods, we believe that Relational and its allies wrongfully view Sovereign as the “wildebeest” and will wrongfully and inevitably view others in the cash-rich banking and thrift industry as the “herd.”

•	Relational has tried to achieve some semblance of propriety by having firms that have been on the other side of these kinds of battles, e.g., Sullivan & Cromwell who finds comfort in representing Relational — implying that it would not represent an activist shareholder who attacked a “major bank.” It is interesting to speculate whether you need to be in the top 5, 10 or 15 to be a major bank. Sovereign is already the 4th largest bank in overall market share in a large swath of the Northeast corridor including Massachusetts, New Hampshire, Connecticut, Rhode Island, New Jersey and eastern Pennsylvania. In any event, Relational’s campaign against Sovereign is hard to justify when it is an attempt to destabilize a bank that plays a pivotal role in the economy of the Northeast and has had a superior track record in shareholder value creation, regulatory compliance and corporate governance.
     Relational, in its attack against Sovereign, does not appreciate the importance of running banks not for maximizing short term profits but following safety and soundness policies, conservative risk management and compliance philosophies and the importance of maintaining the highest level of public confidence. The attack is not just against Sovereign but also the banking regulatory structure. Indeed, it reaches to the industry as a whole.
     Thank you for taking the time to read this letter. If you wish to speak with me about this matter, I would be pleased to do so.
          Sincerely,
          John P. Hamill
          Chairman of Sovereign Bank New England

● 75 State Street ● MA1-SST-04-04 ● Boston, MA 02109 ● 617-757-3434 ● jhamill@sovereignbank.com ●

     Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
     Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or Mackenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.
     NOTE: Permission to use quoted materials has neither been sought nor obtained.

● 75 State Street ● MA1-SST-04-04 ● Boston, MA 02109 ● 617-757-3434 ● jhamill@sovereignbank.com ●